Exhibit 3.2
Amendment to By-Laws, Effective July 25, 2008

RESOLVED that the Board of Directors hereby approves and adopts an amendment to the first sentence of Article III, Section 3.1 of the By-Laws so that the sentence reads in its entirety as follows:

“The Board of Directors shall consist of seven members.”